Contact:                                             Release:
KAREN M.L. WHELAN                                      2:30 p.m. Eastern Time
Phone:      (804) 359-9311
Fax:        (804) 254-3594
email:      investor@universalleaf.com





              UNIVERSAL CORPORATION ANNOUNCES FIRST QUARTER RESULTS

RICHMOND, VA,  OCTOBER 27, 1998 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that timing of shipments was a major factor in the somewhat lower earnings recorded for the first quarter of fiscal year 1999. Net income for the quarter ended September 30, 1998, was $27.1 million compared to a record $32.8 million reported in the first quarter of fiscal year 1998. On a diluted basis, this equates to 78 cents per share compared to 93 cents per share a year ago. Gross revenues were $879 million compared to $1 billion in the first quarter of fiscal year 1998. The company has continued its share purchase program, which was announced on May 6, 1998, and, to date, has purchased 1.6 million shares of Universal common stock at a total price of approximately $58.7 million. The program provides for purchases of up to $100 million.

         Earnings from a number of the regional tobacco operations were adversely affected by significant shipment timing differences relative to the same quarter a year ago. This includes the United States, Africa, and the dark air-cured companies. Earnings in Argentina were negatively impacted by the effect of lower margins due to the quality of the crop. Brazilian results, however, were up in the period as a higher proportion of the smaller 1998 crop was shipped in the first quarter.

         Non-tobacco results for the quarter were essentially level compared with last year. Lumber and building products margins continued to be under pressure from flat sales volumes and lower prices. This has been offset by effective efforts to control costs and the elimination of unprofitable export activities. Tea continued to perform well and results were also higher in confectionery sunflower seeds.

         The outlook for the balance of the year remains good, although timing issues as well as variations in the relative earnings contributions of the company's operating territories could still affect quarterly comparisons. Higher tobacco earnings should be recorded in the United States and Africa reflecting larger volumes expected in both areas. However, the U.S. burley crop has been affected by dry weather in recent weeks and both quantity and quality of the crop are uncertain at this time. On the other hand, Brazilian results should be

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Universal Corporation
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somewhat lower because of the significant declines in last year's flue-cured and burley crops due to excessive rains. Dark tobacco earnings will also be down for the year, due to lower leaf prices resulting from a surplus of certain types of cigar leaf and the impact of heavy rains in Indonesia which have significantly reduced cigar wrapper yields and leaf quality. Wrapper tobacco continues to be in short supply.

         Improved results are expected from Universal's lumber and building products operations in the Netherlands as prices appear to be stabilizing, particularly for softwood, and recent dollar/guilder exchange rate developments have been favorable. At the same time, concerns are beginning to be expressed that the problems in Asia, the former Soviet Union and Latin America could lead to an economic slow down in Europe in the months ahead, which could affect lumber usage. Agri-products are expected to do well for the year.

         Since the company's last report, the world economic situation has continued to deteriorate, which has the possibility of impacting numerous businesses, including the tobacco merchant business. However, at this writing prospects remain good for the remainder of the year and management is optimistic that earnings from continuing operations in the range of $3.70 to $3.90 per share can be achieved.

         The company cautions readers that the statements contained herein regarding expected earnings and expectations for the company's performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for the company's products and services, costs incurred in providing these products and services, and timing of shipments to customers. Lumber earnings could also be affected by a number of factors, including the translation effects of currency rate changes and unusual weather conditions in the Netherlands. Actual results, therefore could vary from those expected. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended June 30, 1998, as filed with the Securities and Exchange Commission.



Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1998, were approximately $4.3 billion. For more information, visit Universal's web site at www.universalcorp.com.

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Universal Corporation
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

                              UNIVERSAL CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30
--------------------------------------------------------------------------------------------------------------------------

 (In thousands of dollars, except per share data)                                           1998                 1997
--------------------------------------------------------------------------------------------------------------------------
Sales and other operating revenues                                                          $879,285           $1,023,156

Costs and expenses
    Cost of goods sold                                                                       742,701              880,921
    Selling, general and administrative expenses                                              78,314               78,437
                                                                                ------------------------------------------

Operating income                                                                              58,270               63,798
    Equity in pretax earnings of unconsolidated affiliates                                       570                3,745
    Interest expense                                                                         (15,542)             (13,802)
                                                                                ------------------------------------------

Income before income taxes and other items                                                    43,298               53,741
    Income taxes                                                                              16,021               21,306
    Minority interests                                                                           220                 (338)
--------------------------------------------------------------------------------------------------------------------------

Net income                                                                                   $27,057              $32,773
--------------------------------------------------------------------------------------------------------------------------

Earnings per share                                                                             $ .79                $ .93
--------------------------------------------------------------------------------------------------------------------------

Diluted earnings per share                                                                     $ .78                $ .93
--------------------------------------------------------------------------------------------------------------------------
Common shares for diluted earnings per share                                              34,483,843           35,329,597



                                                      M O R E

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Universal Corporation
Page 4

NOTES:
1. The company's operations are seasonal; therefore, the results of operations for the three-month period ended September 30, 1998, are not necessarily indicative of results to be expected for the year ending June 30, 1999. All adjustments necessary to fairly state the results for such period have been included and were of a normal recurring nature.

2. Contingent liabilities: At September 30, 1998, total exposure under guarantees issued for banking facilities of unconsolidated affiliates was $10 million. Other contingent liabilities approximate $45 million and relate principally to performance bonds and Common Market guarantees. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total adjustments, including penalties and interest, approximate $50 million. The company believes the Brazilian tax returns were filed in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations.

3. The lower estimated effective tax rate is fiscal year 1999 is due to the anticipated mix of foreign and domestic earnings and management's current assessment of pending and contested tax issues.

4. As of July 1, 1998, the company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The adoption of this statement had no impact on the company's net income or shareholders' equity. The following table presents the calculation of comprehensive income as it applies to Universal:

------------------------------------------------ -------------- ---------------
      Three months ended September 30.               1998            1997
------------------------------------------------ -------------- ---------------
      (in thousands)
      Net income                                    $27,057        $32,773
      Foreign currency translation adjustment         1,514         (6,887)
                                                    -------        -------
      Comprehensive income                          $28,571        $25,886
------------------------------------------------ -------------- ---------------


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